Exhibit 99.7

CONSENT OF PERSON NAMED TO BECOME DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form F-4 of Logistic Properties of the Americas, a Cayman Islands exempted company (the “Company”), with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any related prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person named to become a director of the Company upon the Closing (as such term is defined in the Business Combination Agreement, dated August 15, 2023, by and among two, a Cayman Islands exempted company, LatAm Logistic Properties, S.A., a company incorporated under the laws of Panama, and by a joinder agreement, each of the Company, Logistic Properties of the Americas Subco, a Cayman Islands exempted company and a wholly-owned subsidiary of the Company, and LPA Panama Group Corp., a company incorporated under the laws of Panama and a wholly-owned subsidiary of the Company, and to the filing of this consent as an exhibit to the Registration Statement.

Date: February 23, 2024

/s/ Mauricio Salgar
Name:	Mauricio Salgar